Exhibit 5.1

February 9, 2023

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215`

Ladies and Gentlemen:

We have acted as securities counsel for Digital Ally, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-269392) (the “Registration Statement”) originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 24, 2023 and amended on the date hereof, relating to the proposed public offering of: (A) 1,342,281 units (the “Units”), each Unit consisting of (i) one share of common stock of the Company, par value $0.001 per share (the “Shares”) and (ii) one common stock purchase warrant (the “Warrants”), each such Warrant being exercisable from time to time for one Share (the “Warrant Shares”); and (B) 1,342,281 pre-funded units (the “Pre-Funded Units”), each Pre-Funded Unit consisting of (i) one pre-funded warrant (the “Pre-Funded Warrants”), each such Pre-Funded Warrant being exercisable from time to time for one Share (the “Pre-Funded Warrant Shares”) and (ii) one Warrant. The Units, Shares, Warrants, Warrant Shares, Pre-Funded Units, Pre-Funded Warrants and Pre-Funded Warrant Shares are collectively referred to herein as the “Securities”. The Securities will be sold pursuant to a Securities Purchase Agreement (the “Agreement”) between the Company and certain accredited investors or qualified institutional buyers identified on the signature pages thereto (collectively, the “Investors”). As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company in connection with the proposed potential issuance and sale of the Securities, we have examined: (i) the Company’s articles of incorporation and bylaws, both as currently in effect; (ii) certain resolutions of the Board of Directors relating to the sale of the Securities (the “Resolutions”); (iii) the form of Agreement; (iv) the Registration Statement; and (v) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes (the “NRS”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and Chapter 78 of the NRS. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and each of the Investors of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Resolutions and the Agreement, the Warrant and the Pre-Funded Warrant, as applicable, and (iv) receipt by the Company of the consideration for the Securities:

(a) the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement and in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable;

(b) The Units, Pre-Funded Units, Warrants and Pre-Funded Warrants will be duly authorized for issuance and, when issued and sold in accordance with the terms of the Agreement and in accordance with and in the manner described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(c) The Warrant Shares and Pre-Funded Warrant Shares will be duly authorized and, when issued and paid for in accordance with the provisions of the Warrants and Pre-Funded Warrants, as applicable, and in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP